SECURITIES AND EXCHANGE COMMISSION

UNITED STATES

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     July 1, 2005

HENNESSY ADVISORS, INC.

(Exact name of registrant as specified in its charter)

California	000-49872	68-0176227
(State or other jurisdiction	Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

750 Grant Avenue, Suite 100	94945
Novato, California
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:     (415) 899-1555

Not Applicable
(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement

        On July 1, 2005, Hennessy Advisors, Inc. (the “Company”) entered into an Amended and Restated Loan Agreement with U.S. Bank National Association (“U.S. Bank”), which amended and restated the loan agreement previously entered into by the parties on March 15, 2004. The principal amount of the loan was increased to $13,222,721.85, which is payable in 66 consecutive monthly installments, with the final payment occurring on September 30, 2010. Amounts outstanding under the Amended and Restated Loan Agreement will generally bear interest at U.S. Bank’s prime rate. The proceeds from the increase in the principal amount were used to pay the purchase price in connection with the acquisition by the Company of assets related to the management contract for The Henlopen Fund.

        The Amended and Restated Loan Agreement contains customary restrictive covenants pertaining to management and operations of the Company, including restrictions regarding stock redemptions and distributions and on the repurchase of outstanding common stock. The Amended and Restated Loan Agreement also includes certain financial covenants that require, among other things, (1) a minimum consolidated EBITDA beginning at $4,950,000 and gradually increasing to $8,600,000 by September 30, 2010, (2) the maintenance of a minimum consolidated debt to consolidated EBITDA ratio level beginning at 2.60 to 1 and decreasing to 2.0 to 1 by September 30, 2005, and (3) a minimum consolidated fixed charged coverage ratio of 1.25 to 1. The Amended and Restated Loan Agreement also includes customary events of default, including, but not limited to, the failure to pay any interest or principal when due, the failure to perform covenants required by the agreement, untrue or incorrect representations or warranties, insolvency or bankruptcy, the termination of any of the management agreements between the Company and the mutual funds that it manages, the Company ceasing to be registered with the Securities and Exchange Commission as an investment adviser, the occurrence of certain ERISA events, certain judgment defaults and a change of control. Upon an event of default, the outstanding principal amount and all accrued interest will become immediately due and payable.

Item 2.01.     Completion of Acquisition or Disposition of Assets

        On July 1, 2005, the Company completed the previously announced acquisition of assets related to the management contract for The Henlopen Fund (now known as the Hennessy Cornerstone Growth Fund, Series II) (HENLX) for a total purchase price of $6.7 million. The purchase price was calculated as 2.25% of the net assets of The Henlopen Fund as of the close of business on June 30, 2005, which were $299.2 million.

        A description of the principal terms of the transaction is incorporated by reference herein from Exhibit 99 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 16, 2005.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

        The information included under Item 1.01 with respect to the Amended and Restated Loan Agreement is incorporated herein by reference under this Item 2.03.

Item 9.01.     Financial Statements and Exhibits

(c)	Exhibits

10.1	Amended and Restated Loan Agreement, dated as of July 1, 2005, between Hennessy Advisors, Inc. and U.S. Bank National Association*

*	To be filed as an exhibit to the applicable periodic report pursuant to Regulation S-B 601.

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HENNESSY ADVISORS, INC.
(registrant)
Dated: July 13, 2005	By: /s/ Daniel B. Steadman
Daniel B. Steadman
Executive Vice President

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